Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS

RECORD THIRD QUARTER RESULTS AND

DECLARES REGULAR QUARTERLY CASH DIVIDEND

Columbus, Ohio, November 4, 2021. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced results for the third quarter ended September 30, 2021, and also announced that its Board of Directors has approved the Company’s fourth quarter cash dividend.

Third Quarter 2021 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 21.2% to a record $509.8 million

•	Net income increased 24.3% to $34.9 million

•	Adjusted EBITDA* increased 18.0% to a record $78.1 million

•	Net income per diluted share increased 24.2% to $1.18

•	Adjusted net income per diluted share* increased 23.1% to $1.49

•

Supply chain disruptions had an estimated $2.0 million impact on gross profit in the third quarter, which reduced gross profit margin by approximately 40 basis points and lowered earnings by approximately $0.05 per diluted share

•	Price/mix growth increased 7.2% during the third quarter

•	At September 30, 2021, IBP had $191.4 million in cash, cash equivalents, and investments, and nothing drawn on its existing $200.0 million revolving line of credit

•	Declared third quarter regular cash dividend of $0.30 per share, and today announced the fourth quarter cash dividend of $0.30 per share

“I am proud to report another quarter of record revenues and strong profitability as our team members remain focused on serving our customers and strategically growing our business,” stated Jeff Edwards, Chairman and Chief Executive Officer. “During the third quarter, we experienced double-digit sales growth year-over-year across our single-family, multi-family, and commercial end markets reflecting robust demand for our installation services, price increases, and the benefit of acquired residential and commercial revenue.”

“During the third quarter, price/mix increased 7.2% over the prior year period. This result reflects the highest increase in price/mix growth we have experienced in six quarters, which not only reflects the underlying demand for our installation services but also the hard work of our local branches to keep our pricing aligned with the value we offer. Unfortunately, industry wide supply chain issues continue to impact our operating efficiency, driving our costs higher. In order to meet customer demand during the quarter, we purchased materials from distributors and home centers at a premium to what we typically would purchase directly from manufacturers. Although supply chain disruptions have improved from prior quarters, purchases outside of typical supply chain channels had a gross margin impact of approximately $2.0 million. Demand remains strong but we anticipate supply chain disruptions will continue into 2022. We remain focused on working with our customers to offset higher costs.”

“On October 18th, we issued our inaugural Environmental, Social, & Governance (ESG) report. Our primary insulation installation services are a critical component to improving energy efficiency and conservation in residential and commercial structures. Within our report, we’ve highlighted the meaningful impact insulation provides on single-family homes through energy savings and reductions in greenhouse gas emissions provided within local market building codes and additional detail of actual performance, as rated by our HERS® rating business in Columbus Ohio. However, that is only part of the story. We have also provided further information regarding our internal initiatives on topics such as health and safety, reduction targets for our greenhouse gas emissions, and diversity, equality and inclusion efforts.”

“I am pleased with our third quarter and year-to-date performance as our team continues to work tirelessly to respond to customer needs and support the growth of our business. As we enter the fourth quarter, we believe 2021 will be another record year for IBP and I am excited by the opportunities ahead in 2022,” concluded Mr. Edwards.

Acquisition Update

IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. To date in 2021, the Company has completed nine acquisitions representing approximately $130 million of annual revenues, surpassing IBP’s $100 million acquired revenue target for this year.

During the 2021 third quarter, IBP acquired Five Star Building Products, LLC and Five Star Building Products of Southern Utah, LLC (“Five Star”). Five Star is a Salt Lake City, Provo, and Southern Utah based installer of fiberglass and garage doors for residential and multi-family customers, with annual revenue of approximately $25.0 million. IBP also acquired MT Insulation, LLC, a Hummelstown, Pennsylvania based installer of insulation and gutter services to residential and commercial customers, with annual revenue of approximately $4.0 million.

Since the end of the third quarter, IBP has completed the following acquisitions:

•

In October 2021, acquired Mr. Insulation Co., a Hermiston, Oregon based installer of insulation, gutters, windows, and siding to single family, multi-family, and commercial customers, with annual revenue of approximately $2.8 million.

•

In November 2021, acquired Denison Glass and Mirror, Inc. and DGM, LLC (“DGM”). DGM, a Denison, Texas based installer of glass, mirrors, and related products into new commercial construction projects has annual revenue of approximately $20.0 million.

Third Quarter 2021 Results Overview

For the third quarter of 2021, net revenue was a record $509.8 million, an increase of 21.2% from $420.5 million in the third quarter of 2020. On a same branch basis, net revenue improved 11.2% from the prior year quarter, which was attributable to a 4.6% increase in the volume of jobs completed and a 7.2% increase in price/mix during the quarter relative to the same period last year. Residential sales growth was 22.5% and 14.5% on a same branch basis in the quarter. Our commercial construction end-market net revenue increased 16.3% for the third quarter of 2021, the growth was largely driven by recent acquisitions as same branch sales declined 5.6% primarily due to continued challenges associated with the COVID-19 crisis. Same branch sales within our large commercial business experienced a modest decline of 1.1% over the prior year period.

Gross profit improved 18.4% to $155.9 million from $131.6 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 30.7% which adjusts for the Company’s share-based compensation expense, as well as directly related COVID-19 expenses, compared to 31.4% for the same period last year. Inflationary pressure contributed to the year-over-year margin compression as materials, particularly spray foam and several complementary installed products, continued to be difficult to source near volume and pricing levels secured in prior periods. Third quarter gross profit was reduced by an estimated $2.0 million due to supply chain disruptions that occurred during the quarter, which reduced gross profit margin by approximately 40 basis points and had the same impact to operating profit margin and adjusted EBITDA* margin.

Selling and administrative expense, as a percent of net revenue, was 18.1% compared to 18.8% in the prior year quarter, the most favorable quarterly result since becoming a public company. Adjusted selling and administrative expense*, as a percent of net revenue, was 17.5% compared to 18.0% in the prior year quarter.

Net income was $34.9 million, or $1.18 per diluted share, compared to $28.1 million, or $0.95 per diluted share in the prior year quarter. Adjusted net income* was $44.0 million, or $1.49 per diluted share, compared to $35.9 million, or $1.21 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including COVID-19 expenses and an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $78.1 million, an 18.0% increase from $66.2 million in the prior year quarter, largely due to strong residential sales, revenue from key commercial acquisitions, and leverage on selling and administrative expenses compared to the prior year quarter.

2021 Fourth Quarter Regular Cash Dividend

IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.30 per share, payable on December 31, 2021, to stockholders of record on December 15, 2021.

Conference Call and Webcast

The Company will host a conference call and webcast on November 4, 2021 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 1-877-407-0792 (domestic) or 1-201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through December 4, 2021, by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the passcode 13723357.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 190 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, our ESG initiatives and the expected impact thereof, industry conditions, our financial and business model, payments of a quarterly cash dividend, the demand for our services and product offerings, trends in the large commercial business, the impact of the COVID-19 crisis on our business and end markets, supply chain and material constraints, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; any recurrence of COVID-19, including through any new variant strains of the virus, and the related surges in positive COVID-19 cases; the adverse impact of the COVID-19 crisis on our business and financial results, our supply chain, the economy and the markets we serve; general economic and industry conditions; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net revenue	$509,763	$420,486	$1,434,927	$1,211,756
Cost of sales	353,879	288,839	1,001,730	836,710

Gross profit	155,884	131,647	433,197	375,046
Operating expenses
Selling	24,188	20,843	67,677	60,209
Administrative	68,056	58,240	199,607	177,495
Amortization	9,224	6,974	26,798	20,378

Operating income	54,416	45,590	139,115	116,964
Other expense, net
Interest expense, net	7,687	7,564	22,781	22,679
Other (income) expense	(483)	176	(494)	305

Income before income taxes	47,212	37,850	116,828	93,980
Income tax provision	12,320	9,773	27,432	24,578

Net income	$34,892	$28,077	$89,396	$69,402

Other comprehensive income (loss), net of tax:
Net change on cash flow hedges, net of tax (provision) benefit of $(454) and $(408) for the three months ended September 30, 2021 and 2020, respectively, and $(2,638) and $1,582 for the nine months ended September 30, 2021 and 2020, respectively	1,292	1,176	7,762	(4,582)

Comprehensive income	$36,184	$29,253	$97,158	$64,820

Basic net income per share	$1.19	$0.95	$3.05	$2.35

Diluted net income per share	$1.18	$0.95	$3.02	$2.33

Weighted average shares outstanding:
Basic	29,404,257	29,478,816	29,355,538	29,549,460
Diluted	29,620,748	29,698,028	29,615,162	29,737,716
Cash dividends declared per share	$0.30	$—	$0.90	$—

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$191,435	$231,520
Accounts receivable (less allowance for credit losses of $8,784 and $8,789 at September 30, 2021 and December 31, 2020, respectively)	306,590	266,566
Inventories	118,093	77,179
Prepaid expenses and other current assets	56,803	48,678

Total current assets	672,921	623,943
Property and equipment, net	104,977	104,022
Operating lease right-of-use assets	61,028	53,766
Goodwill	257,106	216,870
Customer relationships, net	133,759	108,504
Other intangibles, net	70,341	62,889
Other non-current assets	26,996	17,682

Total assets	$1,327,128	$1,187,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$24,557	$23,355
Current maturities of operating lease obligations	21,278	18,758
Current maturities of finance lease obligations	1,780	2,073
Accounts payable	119,583	101,462
Accrued compensation	60,623	45,876
Other current liabilities	56,970	44,951

Total current liabilities	284,791	236,475
Long-term debt	542,517	541,957
Operating lease obligations	39,155	34,413
Finance lease obligations	3,038	2,430
Deferred income taxes	9,035	35
Other long-term liabilities	55,866	53,184

Total liabilities	934,402	868,494
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,271,659 and 33,141,879 issued and 29,707,155 and 29,623,272 shares outstanding at September 30, 2021 and December 31, 2020, respectively	333	331
Additional paid in capital	208,535	199,847
Retained earnings	332,087	269,420
Treasury stock; at cost: 3,564,504 and 3,518,607 shares at September 30, 2021 and December 31, 2020, respectively	(147,228)	(141,653)
Accumulated other comprehensive loss	(1,001)	(8,763)

Total stockholders’ equity	392,726	319,182

Total liabilities and stockholders’ equity	$1,327,128	$1,187,676

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$89,396	$69,402
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	32,498	30,850
Amortization of operating lease right-of-use assets	16,464	13,281
Amortization of intangibles	26,798	20,378
Amortization of deferred financing costs and debt discount	993	1,000
Provision for credit losses	1,135	3,839
Gain on sale of property and equipment	(1,405)	(592)
Noncash stock compensation	10,228	8,050
Deferred income taxes	—	(3,405)
Amortization of terminated interest rate swap	2,414	508
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(23,224)	(9,624)
Inventories	(37,122)	5,983
Other assets	(8,116)	9,027
Accounts payable	14,120	(14,746)
Income taxes receivable/payable	(107)	14,192
Other liabilities	(7,594)	(4,259)

Net cash provided by operating activities	116,478	143,884

Cash flows from investing activities
Purchases of investments	—	(776)
Maturities of short term investments	—	37,473
Purchases of property and equipment	(27,898)	(25,515)
Acquisitions of businesses, net of cash acquired of $1,640 and $0, at September 30, 2021 and 2020, respectively	(94,500)	(38,825)
Proceeds from sale of property and equipment	2,219	828
Other	(1,430)	(2,662)

Net cash used in investing activities	(121,609)	(29,477)

Cash flows from financing activities
Proceeds from vehicle and equipment notes payable	20,753	17,759
Debt issuance costs	—	(157)
Principal payments on long-term debt	(19,688)	(19,801)
Principal payments on finance lease obligations	(1,573)	(1,998)
Dividends paid	(26,428)	—
Acquisition-related obligations	(2,442)	(3,896)
Repurchase of common stock	—	(15,759)
Surrender of common stock awards by employees	(5,576)	(973)

Net cash used in financing activities	(34,954)	(24,825)

Net change in cash and cash equivalents	(40,085)	89,582
Cash and cash equivalents at beginning of period	231,520	177,889

Cash and cash equivalents at end of period	$191,435	$267,471

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$23,748	$24,130
Income taxes, net of refunds	27,428	13,798
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	23,543	18,340
Release of indemnification of acquisition-related debt	2,036	—
Property and equipment obtained in exchange for finance lease obligations	1,918	853
Seller obligations in connection with acquisition of businesses	18,987	6,965
Unpaid purchases of property and equipment included in accounts payable	1,327	1,229

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income, as reported	$34,892	$28,077	$89,396	$69,402
Adjustments for adjusted net income:
Share based compensation expense	3,535	2,635	10,228	8,050
Acquisition related expenses	(252)	801	1,649	2,006
COVID-19 expenses [1]	311	148	365	798
Gain on sale of assets	(499)	—	(499)	—
Amortization expense [2]	9,224	6,974	26,798	20,378
Miscellaneous non-operating income	—	—	—	(279)
Tax impact of adjusted items at normalized tax rate [3]	(3,203)	(2,745)	(10,021)	(8,048)

Adjusted net income	$44,008	$35,890	$117,916	$92,307

Weighted average shares outstanding (diluted)	29,620,748	29,698,028	29,615,162	29,737,716
Diluted net income per share, as reported	$1.18	$0.95	$3.02	$2.33
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.31	0.26	0.96	0.77

Diluted adjusted net income per share	$1.49	$1.21	$3.98	$3.10

[1]	Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19
[2]	Addback of all non-cash amortization resulting from business combinations
[3]	Normalized effective tax rate of 26% applied to periods presented for 2021 and 2020
[4]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Gross profit	$155,884	$131,647	$433,197	$375,046
Share based compensation expense	161	60	287	221
COVID-19 expenses [1]	310	117	360	425

Adjusted gross profit	$156,355	$131,824	$433,844	$375,692

Adjusted gross profit - % Total Revenue	30.7%	31.4%	30.2%	31.0%

[1]	Addback of employee pay and employee medical expenses directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Selling expense	$24,188	$20,843	$67,677	$60,209
Administrative expense	68,056	58,240	199,607	177,495

Selling and Administrative	$92,244	$79,083	$267,284	$237,704

Share based compensation expense	3,374	2,575	9,941	7,829
Acquisition related expenses	(252)	801	1,649	2,006
COVID-19 expenses [1]	1	31	5	373

Adjusted Selling and Administrative	$89,121	$75,676	$255,689	$227,496

Adjusted Selling and Administrative - % Total Revenue	17.5%	18.0%	17.8%	18.8%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income (GAAP)	$34,892	$28,077	$89,396	$69,402
Interest expense	7,687	7,564	22,781	22,679
Provision for income taxes	12,320	9,773	27,432	24,578
Depreciation and amortization	20,152	17,201	59,296	51,230
Miscellaneous non-operating income	—	—	—	(279)

EBITDA	75,051	62,615	198,905	167,610

Acquisition related expenses	(252)	801	1,649	2,006
Share based compensation expense	3,535	2,635	10,228	8,050
COVID-19 expenses [1]	311	148	365	798
Gain on sale of assets	(499)	—	(499)	—

Adjusted EBITDA	$78,146	$66,199	$210,648	$178,464

Adjusted EBITDA margin	15.3%	15.7%	14.7%	14.7%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Period-over-period Growth
Sales Growth	21.2%	6.1%	18.4%	9.1%
Same Branch Sales Growth	11.2%	1.7%	8.9%	5.1%
Single-Family Sales Growth	23.3%	1.8%	20.2%	4.0%
Single-Family Same Branch Sales Growth	15.2%	-3.1%	13.0%	-0.5%
Multi-Family Sales Growth	18.2%	36.6%	17.0%	39.0%
Multi-Family Same Branch Sales Growth	10.9%	34.6%	7.0%	37.3%
Residential Sales Growth	22.5%	6.2%	19.7%	8.5%
Residential Same Branch Sales Growth	14.5%	1.6%	12.0%	4.4%
Commercial Sales Growth[1]	16.3%	2.7%	11.3%	12.9%
Commercial Same Branch Sales Growth	-5.6%	-1.5%	-8.3%	8.7%
Same Branch Sales Growth [2]
Volume Growth [3]	4.6%	2.2%	10.2%	0.0%
Price/Mix Growth [3]	7.2%	0.2%	-0.3%	5.5%
Large Commercial Same Branch Sales Growth [4]	-1.1%	-2.0%	-4.2%	7.3%
U.S. Housing Market [5]
Total Completions Growth	-1.9%	8.6%	6.0%	2.1%
Single-Family Completions Growth	2.0%	2.1%	7.1%	1.6%
Multi-Family Completions Growth	-12.1%	25.2%	1.5%	3.3%

[1]	Our commercial end market consists of large and light commercial projects.

[2]

During the nine months ended September 30, 2021, we changed the classification of one of our branches to the large commercial subset of the commercial end market, based on the type of work this branch performs. While this change is immaterial to the sales growth calculations, it affects comparability to the corresponding prior year metric as the change was made prospectively beginning January 1, 2021. We continually evaluate the branch classifications utilized in our sales growth metrics based on changes in our business and operations over time and future changes may occur to these classifications.

[3]	Excludes the large commercial end market.

[4]

The large commercial end market, as a subset of our total commercial market, comprises certain of our branches working on projects constructed in steel and concrete, which are much larger than our average job. This market is excluded from the above same branch price/mix and volume growth metrics as to not skew the rates given the much larger per-job revenue compared to our average job.

[5]	U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended September 30,				Nine months ended September 30,
	2021	% Total	2020	% Total	2021	% Total	2020	% Total
Revenue Increase
Same Branch	$47,216	52.9%	$6,756	28.1%	$107,467	48.2%	$56,884	56.1%
Acquired	42,060	47.1%	17,282	71.9%	115,704	51.8%	44,474	43.9%

Total	$89,276	100.0%	$24,038	100.0%	$223,171	100.0%	$101,358	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$6,220	13.2%	$8,126	120.3%	$14,011	13.0%	$30,629	53.8%
Acquired	5,726	13.6%	2,145	12.4%	18,172	15.7%	6,626	14.9%

Total	$11,946	13.4%	$10,271	42.7%	$32,183	14.4%	$37,255	36.8%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net